Exhibit 16

                        [ARTHUR ANDERSEN LLP LETTERHEAD]

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 22, 2002

Dear Sir/Madam:

We have read the six paragraphs of Item 4 included in the Form 8-K dated May 22, 2002 of Sbarro, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein, except for the information contained in the first and fifth paragraphs not relating to our firm.

Very truly yours,


/s/ ARTHUR ANDERSEN LLP